PROMISSORY NOTE

$5,000,000.00                                                   December 8, 2005

     FOR VALUE RECEIVED, BODISEN BIOTECH, INC., a Delaware corporation with an address at North Part of Xinqiao Rd., Yangling Agricultural High-Tech Industries Demonstration Zone, Shaanxi 712100, PRC ("Maker"), promises to pay to AMARANTH PARTNERS L.L.C., a Delaware limited liability company with an address at c/o United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, DE 19904, or its designee ("Payee"), in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000.00), together with interest on the unpaid principal balance at a rate equal to 9.00% per annum, payable in the manner provided below. Interest shall be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed.

1.   PAYMENTS

     1.1. Principal and Interest. The principal amount of this Note, together with accrued and unpaid interest thereon, shall be due and payable on March 8, 2006 (the "Maturity Date").

     1.2. Manner of Payment. All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this
Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of New York.

     1.3. No Prepayment. Maker may not prepay all or any portion of the outstanding principal balance due under this Note.

     1.4. Interest on Overdue Amounts. Subject to Section 1.5, in the event any amounts due hereunder shall not be paid promptly when due, interest on such delinquent amounts (including delinquent interest) shall accrue and be due from the due date until the date of payment at a rate per annum equal to 12.00%.

     1.5. Maximum Interest Rate. No interest rate charged by Payee under this Note shall exceed the maximum rate which Payee may lawfully charge under applicable statutes and laws from time to time in effect. In the event that Payee ever receives, collects or applies as interest any such excess amount, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker.

2.   DEFAULTS

     2.1. Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

               (a) If Maker shall fail to pay when due any payment of principal of or interest on this Note and such failure continues for five (5) days after the date such payment is due hereunder.

               (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

               (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days.

     2.2. Notice by Maker. Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge; provided, that failure to give such notice shall not relieve Maker of its obligations hereunder.

2.3. Remedies.

                  (a) Upon the occurrence of an Event of Default under Section 2.1(a) hereof (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.

                  (b) Upon the occurrence of an Event of Default under Section 2.1(b) or (c) hereof (i) the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall become immediately due and payable without demand, protest or notice of any kind, all of which are hereby expressly waived, and (ii) the Payee may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.

                  (c) Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

3.   CERTAIN COVENANTS

     3.1. No Other Indebtedness. Maker hereby covenants and agrees that, until all principal and interest due under this Note is paid in full, Maker shall not incur or suffer to exist any indebtedness for borrower money (other than indebtedness of Maker existing on the date of this Note and interest accruing on such indebtedness after the date of this Note), provided, that nothing contained in this Section 3.1 shall preclude or affect the ability of Maker to issue its equity securities.

     3.2. Warrant. Not later than March 1, 2006, Maker shall deliver to Payee a warrant (the "Warrant") to purchase One Hundred Thirty Three Thousand Three Hundred and Thirty Three (133,333) shares of Maker's common stock upon the terms and subject to the conditions set forth in the Warrant and in the Securities Subscription Agreement of even date herewith.

     3.3. Use of Proceeds. The Company shall use all of the net proceeds from this Note for prepayment for certain raw materials to take advantage of lower pricing on raw material cost.

4.   MISCELLANEOUS

     4.1. Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

     4.2. Notices. All notices, requests, demands and other communications given pursuant to any provision of this Note shall be given in writing by delivery in person, by U.S. certified or registered mail, with return receipt requested and postage prepaid, or by any overnight express mail service with proof of delivery, addressed to the party for which it is intended at the address of that party first stated above or such other address of which that party shall have given notice in the manner provided herein. Any such notice given by U.S. mail shall be deemed to have been given three (3) days after the notice is deposited in the mail. Any such notice given by express mail shall be deemed to have been given on the following Business Day.

     4.3. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     4.4. Governing Law; Jurisdiction. This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles. Any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or breach of this Note or any such document or instrument, shall be subject to the exclusive jurisdiction of the courts of the State of New York and of any federal court located in New York.

     4.5. Parties in Interest. This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Maker without the express prior written consent of Payee. Payee may assign or transfer this Note without the prior consent of Maker.

     4.6. Section Headings, Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

     4.7. Legal Fees and Expenses. Maker shall reimburse Payee for all reasonable fees and expenses, including reasonable fees and expenses of legal counsel, in connection with the preparation, negotiation and execution of this Note.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

                             BODISEN BIOTECH, INC.



                            By: Bo Chen
                                ------------
                            Title: President